EXECUTION



                       FIRST HORIZON ASSET SECURITIES INC.

                       MORTGAGE PASS-THROUGH CERTIFICATES
                                 SERIES 2004-AA4

                                 TERMS AGREEMENT
                                 ---------------
                           (to Underwriting Agreement,
                             dated December 20, 2001
                    between the Company and the Underwriter)


First Horizon Asset Securities Inc.                           New York, New York
4000 Horizon Way                                              September 27, 2004
Irving, Texas  75063


      Citigroup Global Markets Inc. (formerly known as Salomon Smith Barney Inc.) (the "Underwriter") agrees, subject to the terms and provisions herein and of the captioned Underwriting Agreement (the "Underwriting Agreement"), to purchase such Classes of Series 2004-AA4 Certificates specified in Section 2(a) hereof (the "Offered Certificates"). This letter supplements and modifies the Underwriting Agreement solely as it relates to the purchase and sale of the Offered Certificates described below. The Series 2004-AA4 Certificates are registered with the Securities and Exchange Commission by means of an effective Registration Statement (No. 333-110100). Capitalized terms used and not defined herein have the meanings given them in the Underwriting Agreement.

      Section 1. The Mortgage Pool: The Series 2004-AA4 Certificates shall evidence the entire beneficial ownership interest in a pool (the "Mortgage Pool") of primarily 30-year adjustable rate, fully amortizing, one- to four-family residential mortgage loans (the "Mortgage Loans") having the following characteristics as of September 1, 2004 (the "Cut-off Date"):

            (a) Aggregate Principal Amount of the Mortgage Pool: Approximately $415,005,523 aggregate principal balance as of the Cut-off Date, subject to an upward or downward variance of up to 5%, the precise aggregate principal balance to be determined by the Company.

            (b) Original Term to Maturity: The original term to maturity of each Mortgage Loan included in Mortgage Pool I shall be between 352 and 360 months.

      Section 2. The Certificates: The Offered Certificates shall be issued as follows:

            (a) Classes: The Offered Certificates shall be issued with the following Class designations, interest rates and principal balances, subject in the aggregate to the variance referred to in Section 1(a) and, as to any particular Class, to an upward or downward variance of up to 5%:

                  PRINCIPAL            INTEREST          CLASS PURCHASE
CLASS             BALANCE              RATE              PRICE PERCENTAGE
-----             ------------         -----------       ----------------
A-1               $392,180,000         Variable(1)          102.281250000%
A-R               $        100         Variable(1)          102.281250000%


----------
(1) The pass-through rates on each class of Certificates listed above for each distribution date will be variable and will be calculated as described in the prospectus supplement.

            (b) The Offered Certificates shall have such other characteristics as described in the related Prospectus.

      Section 3. Purchase Price: The Purchase Price for each Class of the Offered Certificates shall be the Class Purchase Price Percentage therefor (as set forth in Section 2(a) above) of the initial Class Certificate Principal Balance thereof plus accrued interest at the per annum initial interest rate applicable thereto from and including the Cut-off Date up to, but not including, September 30, 2004 (the "Closing Date").

      Section 4. Required Ratings: The Offered Certificates shall have received Required Ratings of (i) at least "AAA" from Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. ("S&P"), and "AAA" from Fitch Ratings ("Fitch").

      Section 5. Tax Treatment: One or more elections will be made to treat the assets of the Trust Fund as a REMIC.


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


      If the foregoing is in accordance with your understanding of our agreement, please sign and return to the undersigned a counterpart hereof, whereupon this letter and your acceptance shall represent a binding agreement between the Underwriter and the Company.

                                                   Very truly yours,

                                                   CITIGROUP GLOBAL MARKETS INC.



                                                   By:__________________________
                                                      Name:
                                                      Title:


                                                   By:__________________________
                                                      Name:
                                                      Title:



The foregoing Agreement is
hereby confirmed and accepted
as of the date first above written.


FIRST HORIZON ASSET SECURITIES INC.


By:________________________________
   Name:  Wade Walker
   Title: Senior Vice President


FIRST HORIZON HOME LOAN CORPORATION


By:________________________________
   Name:  Wade Walker
   Title: Senior Vice President




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